Exhibit 10.4

Tier Technologies, Inc.

Senior Vice President—Human Resources’ Compensation

For the Fiscal Year Ending September 30, 2005

(Approved by the Compensation Committee of the Board of Directors May 3, 2005)

On May 3, 2005, the Compensation Committee of Tier’s Board of Directors approved a base salary increase for an executive officer who was named in the Summary Compensation Table of the Company’s 2004 Proxy Statement. Specifically, the base salary of Donald Fairbairn, Senior Vice President Human Resources was increased to $212,000, which represents a 6% increase in base salary.